Exhibit 8.1

September 23, 2010

Sabra Health Care REIT, Inc.

18500 Von Karman, Suite 550

Irvine, CA 92612

SHG Services, Inc.

18831 Von Karman, Suite 400

Irvine, CA 92612

Ladies and Gentlemen:

We have acted as counsel to Sun Healthcare Group, Inc., a Delaware corporation (“Sun”) and parent of Sabra Health Care REIT, Inc., a Maryland corporation (“Sabra”), in connection with (i) the proposed distribution on a pro rata basis of all of the outstanding shares of common stock of SHG Services, Inc., a Delaware corporation (“New Sun”) and a wholly owned subsidiary of Sun, to Sun stockholders (the “Separation”) followed by (ii) the proposed merger of Sun with and into Sabra, with Sabra surviving the merger (the “REIT Conversion Merger” and together with the Separation, the “Transactions”).

This opinion is being delivered in connection with the registration of shares of Sabra’s common stock, $0.01 par value per share, as more fully described in the registration statement filed by Sabra REIT on Form S-4 with the Securities and Exchange Commission (the “Commission”) on May 24, 2010, and the amendments thereto through the date hereof (together with attachments thereto, the “Registration Statement”), under the Securities Act of 1933, as amended (the “1933 Act”). Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Registration Statement.

Our opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, case law and published rulings and other pronouncements of the Internal Revenue Service (the “IRS”), as in effect on the date hereof. No assurances can be given that such authorities will not be amended or otherwise changed at any time, possibly with retroactive effect. We assume no obligation to advise you of any such subsequent changes. A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect the conclusion set forth herein.

Our opinion is based upon the assumption that the Transactions will be consummated in the manner described in the Registration Statement (including the proxy statement/prospectus relating thereto) and we have relied upon the accuracy and completeness of such documents. Our opinion is also based, in part, upon various other assumptions and representations, including

Fried, Frank, Harris, Shriver & Jacobson LLP

Sabra Health Care REIT, Inc.

September 23, 2010

representations made by Sabra and Sun as to factual matters contained in letters to us dated September 23, 2010. Our opinion is based on the assumption that all such representations are and will continue to be true and correct.

For purposes of our opinion, we have not made an independent investigation of the facts, representations and covenants set forth in the Registration Statement or in any other document. We have assumed that all representations made by Sabra and Sun to the best of the knowledge or belief of any person are true, correct and complete as if made without such qualification as to knowledge or belief. Our opinion is conditioned on the continuing accuracy and completeness of such statements, representations and covenants. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein may affect our conclusions set forth herein.

Our opinion is also based upon an examination of such other documents as we have deemed necessary or appropriate as a basis therefor. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, or photostatic copies, and the authenticity of the originals of such copies.

Opinions of counsel represent only counsel’s best legal judgment and are not binding on the IRS or on any court. Accordingly, no assurance can be given that the IRS will not challenge the conclusions of the opinion set forth herein or that such a challenge will not be successful.

Based on and subject to the foregoing, and to the qualifications and limitations set forth herein, and in reliance upon the representations and assumptions described above:

(1)

it is our opinion that for U.S. federal income tax purposes, (a) the distribution of New Sun common stock (including fractional shares of New Sun for which Sun stockholders receive cash) and cash in connection with the Separation to a U.S. holder (as defined in the Registration Statement in the section entitled “Material U.S. Federal Income Tax Consequences”) of Sun common stock will be treated as a taxable distribution of property under Section 301 of the Code, (b) each U.S. holder will be treated as if such U.S. holder had received a distribution in an amount equal to the fair market value of the shares of New Sun common stock (including fractional shares for which Sun stockholders receive cash) and the cash paid in connection with the Separation to such U.S. holder, taxed as a dividend to the extent, generally, of the U.S. holder’s share of the current and accumulated earnings and profits of Sun (i.e., Sabra following the REIT Conversion Merger), as determined under U.S. federal income tax principles, and then treated as a non-taxable return of capital to the extent, generally, of the U.S. holder’s adjusted tax basis in the shares of Sun common stock and, thereafter as capital gain from the sale or exchange of shares of Sun common stock, (c) a U.S. holder’s tax basis in New Sun common stock received in the Separation will be equal to its fair market value at the time of the Separation, (d) a U.S. holder’s holding period in the New

Fried, Frank, Harris, Shriver & Jacobson LLP

Sabra Health Care REIT, Inc.

September 23, 2010

Sun common stock received in the Separation will begin the day after the Separation, and (e) Sun will recognize gain, if any, on the distribution of New Sun common stock in an amount equal to the fair market value of such stock minus the tax basis of Sun in such stock at the time of such distribution.

(2)	it is our opinion that for U.S. federal income tax purposes, (a) the REIT Conversion Merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code, (b) the receipt of Sabra common stock in exchange for Sun common stock in the REIT Conversion Merger will not cause recognition of gain or loss to U.S. holders with respect to such exchange, except with respect to cash received in lieu of a fractional share of Sabra common stock, and (c) no gain or loss will be recognized by Sun or Sabra as a result of the REIT Conversion Merger.

Our opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement and may not be used for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act, or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP